Exhibit 23.1

Consent of Ernst & Young LLP,
Independent Auditor for Pacific Ridge Apartments

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3ASR No. 333-201909) of American Assets Trust, Inc.,

(2)	Registration Statement (Form S-3 ASR No. 333-202342) of American Assets Trust, Inc. and American Assets Trust, LP,

(3)	Registration Statement (Form S-8 No. 333-171752) pertaining to the American Assets Trust, Inc. and American Assets Trust, L.P. 2011 Equity Incentive Award Plan;

of our report dated June 28, 2017, with respect to the statement of revenues over certain operating expenses of Pacific Ridge Apartments for the year ended December 31, 2016, included in the Form 8-K/A of American Assets Trust, Inc. dated June 28, 2017.

/s/ ERNST & YOUNG LLP
San Diego, California
June 28, 2017